Exhibit 10.n

                                  AMENDMENT TO
                                  ------------
                              EMPLOYMENT AGREEMENT
                              --------------------

      THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment"), dated and effective this 8th day of March, 2005, is by and between FIRST BANCORP, a North Carolina corporation (the "Company"), and R. WALTON BROWN (the "Employee"). References to the "Company" herein shall be deemed to refer to the Company and its subsidiaries taken as a whole, unless the context requires otherwise or this Amendment provides otherwise.

      The Company and the Employee are parties to an Employment Agreement (the "Employment Agreement") dated January 15, 2003, providing for the employment of Employee by the Company on the terms and conditions set forth therein. Capitalized terms used herein without definition shall have the meaning given to them in the Employment Agreement. The Company and the Employee desire to amend the Employment Agreement as provided herein. Accordingly, in consideration of the Employment Agreement and the mutual covenants contained therein and herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually agree as follows:

      1. Amendment. Section 8(a) of the Employment Agreement is deleted in its entirety, and is hereby replaced by the following:

      (a) If a "Change in Control" occurs while the Employee is employed by the Company and the Employee's employment is terminated by the Company or the Employee for any reason or no reason within twelve (12) months after the Change in Control, the Company shall pay the Severance Payment provided in
      Section 8(b) to the Employee within ten (10) days of the date of termination of the Employee's employment, provide benefits pursuant to
      Section 8(c) and cause the acceleration of vesting of benefits described in Section 8(d) to occur; provided, however, that the termination of the Employee's employment shall not be deemed due to a Change in Control and the Employee shall have no rights under this Section 8 if such termination of employment is (i) pursuant to Section 4(a) or (ii) due to the Employee's death pursuant to Section 4(b), the Employee's disability pursuant to Section 5(b) or the Employee's retirement in accordance with the Company's then existing retirement policies.

      In the event of successive Changes of Control, the provisions of this Agreement shall apply with respect to each Change of Control. All references to the Company in this Section 8 shall also be to the Company's successors and assigns of the Company, whether in connection with a Change of Control or otherwise.

      2. Effect of Amendment. Except as provided above, the Employment Agreement, including Sections 8(b) through 8(e), is hereby reaffirmed by the parties and remains in full force and effect. This Amendment is intended to supplement the Employment Agreement and is not intended to be and shall not be construed as a substitution or novation of the original Employment Agreement.

      3. Effectiveness. This Amendment shall be effective upon the execution and deliver of this Amendment by each of the parties hereto.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal as of the day and year first above stated.

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                                   FIRST BANCORP


                                   By:  /s/ James H. Garner
                                   Name:  James H. Garner
                                   Title: President and Chief Executive Officer

                                   EMPLOYEE:


                                   /s/ R. Walton Brown
                                   R. Walton Brown